Exhibit 8.1

List of Principal Subsidiaries of the Registrant

Principal Subsidiaries	Place of Incorporation
Pony.ai, Inc.	Delaware, United States
Hongkong Pony AI Limited	Hong Kong, PRC
Beijing (ZX) Pony AI Technology Co., Ltd.	PRC
Beijing (HX) Pony AI Technology Co., Ltd.	PRC
Guangzhou (ZX) Pony AI Technology Co., Ltd.	PRC
Guangzhou (HX) Pony AI Technology Co., Ltd.	PRC
Beijing (YX) Pony AI Technology Co., Ltd.	PRC
Shanghai (YX) Pony AI Technology Co., Ltd.	PRC
Guangzhou (YX) Pony AI Technology Co., Ltd.	PRC
Beijing (RX) Pony AI Technology Co., Ltd.	PRC
Guangzhou Pony Intelligent Logistics Technology Co., Ltd	PRC
Shenzhen (YX) Pony AI Technology Co., Ltd.	PRC
Cyantron Logistics Technology Co., Ltd.	PRC
Shanghai (ZX) Pony AI Technology Development Co., Ltd.	PRC
Qingdao Cyantron Logistics Technology Co., Ltd.	PRC